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                                  EXHIBIT 11.1

                           KLA INSTRUMENTS CORPORATION
                        CALCULATION OF EARNINGS PER SHARE
                                   (UNAUDITED)



                                           Three Months Ended   Six Months Ended
                                              December 31,        December 31,
(In thousands except per share amounts)        1996      1995    1996     1995
-------------------------------------------------------------------------------
Primary earnings per share

Net income                                    $21,331  $29,835  $45,308  $57,161
                                              =======  =======  =======  =======

Average common and common
  equivalent shares:
   Average common shares outstanding           51,307   50,363   51,244   50,512
   Dilutive options                             1,777    2,023    1,361    1,885
                                              -------  -------  -------  -------
                                               53,084   52,386   52,605   52,397
                                              =======  =======  =======  =======

Net income per share                          $  0.40  $  0.57  $  0.86  $  1.09
                                              =======  =======  =======  =======
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